EXHIBIT 99.1

News Release

MMC NAMES M. MICHELE BURNS CEO OF MERCER HUMAN RESOURCE CONSULTING

MATTHEW B. BARTLEY NAMED MMC CFO

NEW YORK, NEW YORK, September 25, 2006 —Marsh & McLennan Companies, Inc. (NYSE: MMC) (“MMC” and “the company”) today announced that it named M. Michele Burns, chief financial officer of MMC, to the position of chairman and chief executive officer of Mercer Human Resource Consulting, an MMC subsidiary and global leader for HR and related financial advice and services. She succeeds Michael Caulfield, who will be retiring. He will remain with the company until the end of the year to ensure an orderly transition. Moving into the role of CFO for MMC is Matthew B. Bartley, who has served as MMC’s treasurer since 2001. Burns and Bartley will assume their new positions effective immediately.

“We are pleased to be announcing these important changes to our management team,” said Michael G. Cherkasky, MMC president and CEO. “Michele brings a compelling mix of financial acumen and managerial experience in professional services to her new role. She has a proven track record of successfully leading large professional teams, and her focus will be on driving Mercer HR’s growth and profitability while continuing to reinforce its leadership position in HR consulting and HR products and solutions.”

Commenting on Matt Bartley’s promotion to the role of MMC CFO, Mr. Cherkasky continued: “Matt is a seasoned and extremely talented finance professional with demonstrated strategic and leadership skills. He played a pivotal role in solidifying MMC’s financial condition during a critical period. He brings to his new role an intimate knowledge of the financial dynamics of MMC’s operating companies, and will be able to hit the ground running as a significant contributor to MMC’s financial recovery and growth.”

Burns Brings Diverse Business Leadership Experience to Mercer HR Role

Burns, 48, joined MMC in March 2006 as executive vice president and chief financial officer. A director of Wal-Mart Stores, Inc. and Cisco Systems, Inc., she previously served as executive vice president, chief restructuring officer, and chief financial officer at Mirant Corporation following the company’s bankruptcy filing in 2003, where she spearheaded the development of a new capital structure and business reorganization plan. Joining Delta Air Lines in 1999 and named CFO in 2000, she managed a global staff of more than 3,500 in finance, information technology, business development, investor relations, and supply chain, fleet and risk management.

“I look forward to leading Mercer Human Resource Consulting during this exciting time in the company’s history,” Burns said. “Mercer HR is the world leader in helping companies address their human resource needs at a time when the dynamic role of human capital is leading the conversation in countries and economies around the globe. Together, we will take this business to the next level.”

Burns began her career at Arthur Andersen in 1981, where she held regional and national leadership roles in a number of practices. As a senior partner, she led Andersen’s Southern Region Federal Tax Practice, headed its U.S. Healthcare Practice and its Southeastern Region Financial Services Practice, and served on its Global Advisory Council. Burns graduated summa cum laude from the University of Georgia with a bachelor’s degree in business administration and a master’s degree in accountancy.

Bartley Brings Multi-Faceted Corporate, Financial and Business Expertise to CFO Position

Bartley, 49, joined MMC as vice president and treasurer in 2001. Since then, he has been instrumental in raising MMC’s financial profile in the public debt markets, marshalling its financial resources, and adjusting its capital structure to meet the changing requirements of its operating companies. His responsibilities have encompassed strategic corporate finance, credit agency relationships, cash management and fiduciary investments, pension funding and investments, as well as risk management and business continuity planning.

“The CFO role provides a great opportunity for me to help MMC meet and exceed its financial goals,” Bartley said. “Over the past two years, we have made tremendous progress furthering MMC’s financial recovery. Going forward, we have set our sights on taking our leading brands to the next level by securing a solid financial platform from which to operate and grow profitably.”

Bartley served for nearly 10 years in senior international treasury and tax positions at PepsiCo, Inc., where he was responsible for global strategic transaction planning and execution across international operating businesses. He subsequently served as vice president of taxes at Engelhard Corporation, a multinational specialty chemicals and precious metals company, with responsibility for tax and transaction planning, execution and reporting. He began his career as a tax attorney with Morgan, Lewis and Bockius, a global law firm headquartered in Philadelphia. Bartley holds a bachelor’s degree from the University of Pennsylvania, a master’s degree from Yale University, and a law degree from the Columbia University School of Law.

“On behalf of the entire management team, I would like to thank Michael Caulfield for his excellent leadership of Mercer Human Resource Consulting during this critical period,” Mr. Cherkasky continued. “We wish him all the best in his retirement.”

MMC is a global professional services firm that specializes in risk management and human capital solutions that protect and enhance an organization’s value. In the risk management arena, MMC is the parent company of Marsh, the world's leading risk and insurance services firm; Guy Carpenter, the world's leading risk and reinsurance specialist; and Kroll, the world's leading risk consulting company. MMC’s leading role in human capital consulting resides in Mercer, a major global provider of human resource and specialty consulting services. MMC also owns Putnam Investments, one of the largest investment management companies in the United States. Its stock (ticker symbol: MMC) is listed on the New York, Chicago, Pacific, and London stock exchanges. MMC's website address is www.mmc.com.